UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: August 26, 2010
(Date of earliest event reported)

STEVEN MADDEN, LTD.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-23702	13-3588231
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

52-16 Barnett Avenue, Long Island City, New York 11104
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (718) 446-1800

          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On August 26, 2010, Steven Madden, Ltd. (the “Company”) entered into a Debenture and Stock Purchase Agreement (the “Purchase Agreement”) with Bakers Footwear Group, Inc., a Missouri corporation (“Bakers”), pursuant to which the Company purchased (a) a subordinated debenture in the principal amount of $5,000,000 (the “Debenture”), and (b) 1,844,860 shares (the “Shares”) of the common stock, $0.0001 par value per share, of Bakers (“Bakers Common Stock”) which trades on the OTC Bulletin Board.  Under the terms of the Debenture, the obligation of Bakers to repay the principal amount of the Debenture matures and the principal amount becomes payable in four equal installments of: $1,250,000 on August 31, 2017, August 31, 2018, August 31, 2019 and August 31, 2020.  Interest on the Debenture accrues at the rate of 11% per annum and is payable quarterly in arrears.  The Shares, which are unregistered, represent a 19.99% interest in Bakers on a post-investment basis.  In connection with the Purchase Agreement, the Company also entered into a Registration Rights Agreement with Bakers in respect of the Shares, which generally provides for certain unlimited demand and incidental registration rights subject to certain conditions.

The Purchase Agreement contains standstill provisions which generally prohibit the Company from owning more than 19.999% of the Bakers Common Stock outstanding or from engaging in certain transactions in Bakers Common Stock for ten years from the date of the Purchase Agreement, subject to certain conditions.  Until the earlier of August 26, 2012 or the termination or departure of Peter A. Edison as Bakers’ Chief Executive Officer, the Company generally is prohibited from transferring the Shares or the Debenture.

As a condition to Bakers’ obligations under the Purchase Agreement, the Company, Bakers and Peter A. Edison, Bakers’ Chief Executive Officer, entered into a Voting Agreement under which the Company has agreed to vote, or cause to be voted, the Shares in the same manner as Mr. Edison with respect to certain matters, such as the election of directors, the adoption of amendments to the articles of incorporation or bylaws of Bakers, extraordinary events and certain other corporate actions until the earlier of when the Company no longer owns the Shares or when Mr. Edison ceases to be Bakers’ Chief Executive Officer.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 30, 2010

STEVEN MADDEN, LTD.

By:	/s/ Edward R. Rosenfeld
Edward R. Rosenfeld
Chief Executive Officer